Exhibit 99.1

FOR RELEASE	Contacts:
	(Analysts) Kevin Kalicak	(407) 245-5870
	(Media) Rich Jeffers	(407) 245-4189

DARDEN RESTAURANTS ANNOUNCES THE COMMENCEMENT OF A SOLICITATION OF CONSENTS RELATING TO CERTAIN OUTSTANDING NOTES

ORLANDO, Fla., June 23, 2015 – Darden Restaurants, Inc. (NYSE: DRI) (the “Company”) announced today that it is soliciting consents (the “Solicitation”) from holders of the Company’s 6.00% Senior Notes due 2035 (the “2035 Notes”) (CUSIP: 237194AE5) and the Company’s 6.80% Senior Notes due 2037 (the “2037 Notes”) (CUSIP: 237194AH8) (the 2035 Notes and the 2037 Notes together, the “Notes”) that held the relevant Notes as of 5:00 p.m., New York City time, on June 22, 2015 (the “Record Time”) to approve certain amendments to the terms of the Notes.

The Company is undertaking the Solicitation to provide it with the flexibility to enter into certain sale and leaseback transactions as part of its recently announced real estate strategy. The amendments proposed to be made to the terms of the Notes pursuant to the Solicitation are not a condition to the Company's recently announced real estate strategy.

As described in more detail in the consent solicitation statement dated June 23, 2015 (the “Solicitation Statement”), the proposed amendments would amend the Sale and Leaseback Basket by replacing it with a fixed maximum amount of $700 million and removing the variable basket component of 10% of Consolidated Capitalization of the Company. The proposed amendments mean that the “basket” for Sale and Leaseback Transactions would be increased to an Attributable Value of $700 million, which represents an increase of approximately $220 million when compared to the existing Attributable Value permitted to be incurred as of May 31, 2015. Capitalized terms used in this paragraph have the meanings given to such terms in the Solicitation Statement.

The Company is offering participating holders of Notes the applicable consent fees (the “Consent Fees”) set forth in the table below for each $1,000 principal amount of the Notes as to which the Company receives and accepts consents prior to 5:00 p.m., New York Time, on July 2, 2015 (the “Expiration Date”). Assuming satisfaction or waiver of all conditions to the Solicitation, acceptance by the Company of the consents and effectiveness of the First Supplemental Indenture (as defined below), the Consent Fees will be paid on the third business day following the Expiration Date. Interest will not accrue on or be payable with respect to the Consent Fees.

Description of Securities	CUSIP No.	Principal Amount Outstanding	Date of Authorizing Officers’ Certificate and Authentication Order pursuant to the Indenture dated as of January 1, 1996	Consent Fee (per $1,000 principal amount)
6.00% Senior Notes due August 15, 2035	237194AE5	$150,000,000	August 9, 2005	$5.00

6.80% Senior Notes due October 15, 2037	237194AH8	$300,000,000	October 10, 2007	$5.00

The Notes were issued pursuant to the indenture dated as of January 1, 1996, among the Company, and Wells Fargo Bank, National Association (as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association) (the “Trustee”) governing the Notes (the “Indenture”). The Indenture provides that the Company and the Trustee may amend, supplement or modify the Indenture by entering into a supplemental indenture with the consent of each series of securities affected by such supplemental indenture. Accordingly, approval of the proposed amendments requires, with respect to the 2035 Notes or the 2037 Notes, as the case may be, receipt of valid unrevoked consents from holders of Notes at the Record Time of not less than a majority of the outstanding principal amount of such series of Notes (the “Requisite Consents”). The Company reserves the right to accept consents to effect the proposed amendments with respect to either series of Notes, to the extent that it has received the applicable consents from the holders of such series of Notes, even if it has not obtained the Requisite Consents with respect to other series.

As soon as practical following receipt of the Requisite Consents in relation to a series of Notes, the Company and the Trustee will execute a first supplemental indenture to the Indenture (the “First Supplemental Indenture”) and, upon satisfaction of the conditions precedent set forth therein, the proposed amendments will become effective.

Holders at the Record Time that do not provide valid and unrevoked consents on or prior to the Expiration Date will not receive the Consent Fees. If the Requisite Consents are obtained and the First Supplemental Indenture is executed and becomes effective, all holders of the applicable series of Notes (including holders that do not deliver a valid and unrevoked consent) will be bound by the First Supplemental Indenture.

This press release does not constitute a solicitation of consents. The Solicitation is being made solely on the terms and subject to the conditions set forth in the Solicitation Statement. The Company may, in its sole discretion, terminate, extend or amend the Solicitation at any time, as described in the Solicitation Statement.

Questions concerning the terms of the Solicitation should be directed to BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 683-3215 (collect). BofA Merrill Lynch and J.P. Morgan Securities LLC are the Solicitation Agents for the Solicitation (the “Solicitation Agents”). Requests for assistance in completing and delivering a consent form or requests for additional copies of the Solicitation Statement, the consent form or other related documents should be directed to D.F. King & Co., Inc. (the “Information and Tabulation Agent”), at (212) 269-5550 (collect) or (800) 330-5897 (toll-free) or in writing at 48 Wall Street, 22nd Floor, New York, New York 10005.

Important Notice
This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. None of the Company, the Trustee, the Solicitation Agents or the Information and Tabulation Agent make any recommendation as to whether or not Holders should provide consents to the proposed amendments to be made to the terms of the relevant Notes pursuant to the First Supplemental Indenture. Holders of Notes should not construe the contents of this press release, the Solicitation Statement or any related materials as legal, business or tax advice. Each holder of Notes should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Solicitation.

The Solicitation is not being made to, and consents will not be accepted from or on behalf of, a holder of Notes in any jurisdiction in which the making of the Solicitation or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may in its discretion take such action as it may deem necessary to lawfully make the Solicitation in any such jurisdiction and to extend the Solicitation to any holder of Notes in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Solicitation to be made by a licensed broker or dealer, the Solicitation will be deemed to be made on behalf of the Company by the Solicitation Agents or one or more registered brokers or dealers that are appropriately licensed under the laws of such jurisdiction.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, which statements may be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “anticipate,” “estimate,” “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the Solicitation Statement.

About Darden
Darden Restaurants, Inc., (NYSE: DRI) owns and operates more than 1,500 restaurants that generate $6.8 billion in annual sales. Headquartered in Orlando, Florida, and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands – Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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